As filed with the Securities and Exchange Commission on June 22, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	27-0659371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 2800
Denver, Colorado	80203
(Address of principal executive offices)	(Zip Code)

Resolute Energy Corporation 2009 Performance Incentive Plan

Michael N. Stefanoudakis

General Counsel

Resolute Energy Corporation

1700 Lincoln Street, Suite 2800

Denver, Colorado 80203

(303) 534-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to: Ronald R. Levine, II, Esq. Arnold & Porter Kaye Scholer LLP 370 Seventeenth Street, Suite 4400 Denver, Colorado 80202 Telephone: (303) 863-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,450,000 (1)	$30.05 (2)	$43,572,500 (2)	$5,051 (3)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued pursuant to the Resolute Energy Corporation 2009 Performance Incentive Plan (the “2009 Plan”) as a result of adjustments for stock dividends, stock splits or similar transactions effected without receipt of consideration, that increase the number of outstanding shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Resolute Energy Corporation (the “Registrant”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on June 20, 2017.

(3) The Registrant is registering an additional 1,450,000 shares of Common Stock under this Registration Statement on Form S-8 relating to the 2009 Plan. Pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.

EXPLANATORY NOTE

The Registrant previously filed a Registration Statement on Form S-8 (Registration No. 333-162209) on September 30, 2009 (the “Original Registration Statement”) registering 2,760,000 shares of Common Stock issuable pursuant to the 2009 Plan. However, the 2009 Plan set the maximum number of shares of Common Stock available for issuance pursuant to the 2009 Plan as the lesser of (i) 2,760,000 shares of Common Stock and (ii) 5% of the shares of Common Stock outstanding at the closing of the transactions contemplated by that certain Purchase and IPO Reorganization Agreement dated August 2, 2009, by and among Hicks Acquisition Company I, Inc., the Registrant, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings, LLC, Resolute Holdings Sub, LLC, and HH-HACI, L.P. (the “Acquisition Agreement”). As of the closing of the transactions contemplated by the Acquisition Agreement, there were 53,154,888 shares of Common Stock outstanding. As a result, only 2,657,744 of the 2,760,000 shares of Common Stock registered were eligible for issuance pursuant to the 2009 Plan.

On June 2, 2011, the Registrant’s stockholders approved amendments to the 2009 Plan that, among other things, increased the number of shares of Common Stock available under the 2009 Plan by 6,500,000, from 2,657,744 to 9,157,744. Accordingly, a Registration Statement on Form S-8 (No. 333-176147) was filed on August 8, 2011 (the “Second Registration Statement”) to register an additional 6,397,744 shares of Common Stock (the difference between the 2,760,000 shares of Common Stock registered pursuant to the Original Registration Statement and the 9,157,744 shares of Common Stock available to be registered pursuant to the 2009 Plan as amended).

On June 8, 2015, the Registrant’s stockholders approved additional amendments to the 2009 Plan that, among other things, increased the number of shares of Common Stock available under the 2009 Plan by 3,100,000.  On May 11, 2016, the Registrant’s stockholders approved an additional amendment to increase the number of shares of Common Stock available under the 2009 Plan by 5,000,000, bringing the total number of shares available under the 2009 Plan to 17,257,744.

On June 7, 2016, the Registrant effected a 1-for-5 reverse split of its Common Stock. Pursuant to the terms of the 2009 Plan, the number of shares issuable under the 2009 Plan was proportionately adjusted. Accordingly, the aggregate number of shares of Common Stock available under the 2009 Plan following the reverse stock split was 3,451,548.  Of this amount 1,831,548 were previously registered.  A Registration Statement on Form S-8 (No.

333-213064) was filed on August 10, 2016 (the “Third Registration Statement”) to register the 1,620,000 shares of Common Stock available under the 2009 Plan but not previously registered.

On May 12, 2017, the Registrant’s stockholders approved an additional amendment to the 2009 Plan to increase the number of shares of Common Stock available under the 2009 Plan by 1,450,000, bringing the total number of shares available under the 2009 Plan to 4,901,548.  This Registration Statement is being filed to register these additional 1,450,000 shares of Common Stock.

Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement, the Second Registration Statement and the Third Registration Statement, including each of the documents filed with the Securities and Exchange Commission (the “SEC”) and incorporated (or deemed to be incorporated) by reference therein, and each of the documents filed as exhibits thereto, are incorporated by reference herein except as otherwise updated or modified by this filing. All exhibits required by General Instruction E to Form S-8 are filed as exhibits hereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference  excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017;

•

our Current Reports on Form 8-K filed on June 5, 2017, May 15, 2017, May 12, 2017, May 12, 2017, May 9, 2017, May 9, 2017, April 18, 2017, March 3, 2017, February 23, 2017, February 21, 2017, February 13, 2017, January 20, 2017 and January 4, 2017;

•	the description of our common stock set forth in our registration statement on Form 8-A filed on September 21, 2009, and any amendment or report filed for the purpose of updating such description; and

•	the description of certain rights to purchase shares of Common Stock contained in the Registration Statement on Form 8-A of the Company filed on May 17, 2016.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index hereto and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 22, 2017.

RESOLUTE ENERGY CORPORATION

By:	/s/ James M. Piccone
James M. Piccone
President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard F. Betz, Theodore Gazulis, James M. Piccone and Michael N. Stefanoudakis, each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 22, 2017	By:	/s/ Richard F. Betz Richard F. Betz, Chief Executive Officer and Director (Principal Executive Officer)

Date: June 22, 2017	By:	/s/ James M. Piccone James M. Piccone, President and Director

Date: June 22, 2017	By:	/s/ Theodore Gazulis Theodore Gazulis, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: June 22, 2017	By:	/s/ J. A. Tuell James A. Tuell, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date: June 22, 2017	By:	/s/ Nicholas J. Sutton
Nicholas J. Sutton, Executive Chairman and Director

Date: June 22, 2017	By:	/s/ James E. Duffy
James E. Duffy, Director
Date: June 22, 2017	By:	/s/ Thomas O. Hicks, Jr.
Thomas O. Hicks, Jr., Director

Date: June 22, 2017	By:	/s/ Gary Hultquist
Gary L. Hultquist, Director

Date: June 22, 2017	By:	/s/ William K. White
William K. White, Director

EXHIBIT INDEX

Exhibit No.	Description
4.1

Resolute Energy Corporation 2009 Performance Incentive Plan (incorporated by reference as Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-4 as filed with the SEC on August 31, 2009)

4.2

Amendment No. 1 to the Resolute Energy Corporation 2009 Performance Incentive Plan (incorporated by reference to Exhibit A to the Proxy Statement on Schedule 14A as filed with the SEC on April 25, 2011)

4.3	Amendment No. 2 to the Resolute Energy Corporation 2009 Performance Incentive Plan (incorporated by reference to Exhibit A to the Proxy Statement on Schedule 14A as filed with the SEC on May 11, 2015)
4.4

Amendment No. 3 to the Resolute Energy Corporation 2009 Performance Incentive Plan (incorporated by reference to Exhibit A to the Proxy Statement on Schedule 14A as filed with the SEC on April 11, 2016)

4.5

Amendment No. 4 to the Resolute Energy Corporation 2009 Performance Incentive Plan (incorporated by reference to Exhibit A to the Proxy Statement on Schedule 14A as filed with the SEC on April 11, 2017)

5.1†	Opinion of Arnold & Porter Kaye Scholer LLP
23.1†	Consent of KPMG LLP
23.2†	Consent of KPMG LLP
23.3†	Consent of Netherland, Sewell & Associates, Inc.
23.4†	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1)
24.1†	Powers of Attorney (included on the signature pages hereto)

__________________________________

†Filed herewith.